                                                                 Exhibit 99.1


       April 25, 2003
Edward J. Boyle
                                                      Chief Financial Officer,
                                                      Secretary & Treasurer
                                                      412:442-8244




                            MATTHEWS INTERNATIONAL
                            ANNOUNCES NEW DIRECTOR


PITTSBURGH, PA, April 25, 2003 -- Matthews International Corporation (NASDAQ
NNM: MATW) announced today that Glenn R. Mahone, a partner in the Pittsburgh office of the law firm of Reed Smith, L.L.P. since 1991, was elected to the Matthews Board of Directors.

Mr. Mahone is a graduate of Pennsylvania State University. He also received a Juris Doctorate degree from the Duquesne University School of Law and a Masters of Laws degree from Yale University.

Prior to joining Reed Smith, Mr. Mahone spent ten years in the radio broadcast industry. He is also active in community affairs, a Vietnam veteran, and Chairman of the Board of the Allegheny County Airport Authority and the Urban League of Pittsburgh.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and caskets for the cemetery and funeral home industries, and custom made products which are used to identify people, place, products and events. The Company's products include cast bronze memorials and other memorialization products; caskets; bronze and aluminum architectural products; cremators and cremation-related products; mausoleums, printing plates, pre-press services, and imaging systems for the corrugated and flexible packaging industries; and marking equipment and consumables for identifying various consumer and industrial products and containers.